UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 21, 2006

Date of Report (Date of earliest event reported):

Commission File Number: 000-31567

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Bio-Warm Corporation

(formerly Rapid Bio Tests Corporation)

(Exact name of small business issuer as specified in its charter)
Nevada	35-0511303
(State of other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification Number)

17011 Beach Blvd., Suite 1230

Huntington Beach, CA 92647

(Address of principal executive offices)

(714) 843-5462

(Issuer's Telephone Number)

Item 1.02    Termination of a Material Definitive Agreement

     Effective April 21, 2006, Bio-Warm Corporation (the "Company") entered into a Rescission Agreement (the "Agreement") with Mirae Tech Company, Ltd., a Republic of Korea corporation ("Mirae") and Jong-Ho Bae ("Bae"), Mirae's principal shareholder.  Pursuant to the terms of the Agreement, the parties agreed to rescind the Stock Purchase Agreement between the parties, executed on or around December 2, 2004, whereby the Company acquired 100% of the issued and outstanding shares of Mirae in exchange for 37,200,000 shares of the Company's common stock.  To that end, Bae and Mirae have agreed to surrender certificate(s) representing 16,000,000 shares of the Company's common stock in exchange for a return of 100% of the issued and outstanding shares of Mirae.  The parties further agreed that each party shall be entitled to a return of any assets which it held prior to the Closing of the Stock Purchase Agreement and any assets accumulated subsequent to the merger shall become the property of the Company.  Furthermore, Mirae and Bae agreed that they will responsible for any and all liabilities accrued on behalf of Mirae are were payable on the date of execution of the Agreement.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     On April 21, 2006, Jong-Ho Bae tendered his resignation from his positions as an Officer and Director of the "Company" (Letter attached as Exhibit 17.3).  The resignation was accepted by the Company's Board of Directors and is effective immediately.  There were no disagreements between the Company and Mr. Bae on any matter relating to the Company policies or practices.

Item 9.01    Financial Statements and Exhibits

Exhibit 10.2    -    Rescission Agreement between Bio-Warm Corporation and Mirae Tech Company, Ltd., dated April 21, 2006

Exhibit 17.3    -    Jong-Ho Bae's Letter of Resignation, April 21, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 28, 2006

BIO-WARM CORPORATION

s/ Johnny Park

Johnny Park

President